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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                     CONTACT:
                                                          Investor Relations
                                                          John Beattie
                                                          Tel: (720) 875-6861

                LIBERTY SATELLITE TO BE ACQUIRED BY LIBERTY MEDIA

ENGLEWOOD, CO, AUGUST 27, 2003, - Liberty Satellite & Technology, Inc. (OTC Bulletin Board: LSTTA, LSTTB) ("LSAT") announced today that it has entered into a definitive merger agreement with its parent, Liberty Media Corporation (NYSE:
L and LMC.B), through which Liberty Media would acquire the approximately 13% of the issued and outstanding common shares of LSAT common stock not already owned by Liberty Media. If the agreement and plan of merger is consummated, each issued and outstanding common share of LSAT not owned by Liberty Media would be converted into the right to receive 0.2750 of a share of Liberty Media Series A common stock.

The transaction was negotiated and approved by a committee of the Board of Directors of LSAT composed solely of independent directors. Morgan Stanley served as financial advisor to the committee of independent directors. Consummation of the merger is subject to the approval of the merger agreement by the shareholders of LSAT and the satisfaction of other customary closing conditions. The transaction would be taxable to LSAT stockholders.


ABOUT LIBERTY SATELLITE & TECHNOLOGY, INC.

Liberty Satellite and Technology, Inc., known as LSAT, pursues strategic opportunities worldwide in the distribution of Internet data and other content via satellite and related businesses. Through its majority-owned subsidiary, On Command Corporation, LSAT is a leading provider of in-room movies, broadband access and other entertainment and business services to the hotel industry. LSAT also holds strategic ownership positions in a range of video programming, satellite-delivered broadband distribution and satellite communication businesses, including Wildblue Communications, Astrolink International, and Sky Latin America. LSAT is a consolidated subsidiary of Liberty Media Corporation.

THE FOREGOING ARE "FORWARD-LOOKING STATEMENTS" WHICH ARE BASED ON MANAGEMENT'S BELIEFS AS WELL AS ON A NUMBER OF ASSUMPTIONS CONCERNING FUTURE EVENTS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. READERS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS, WHICH ARE NOT A GUARANTEE OF PERFORMANCE AND ARE SUBJECT TO A NUMBER OF UNCERTAINTIES AND OTHER FACTORS, MANY OF WHICH ARE OUTSIDE LIBERTY SATELLITE'S CONTROL. FOR A MORE DETAILED DESCRIPTION OF THE FACTORS THAT COULD CAUSE SUCH A DIFFERENCE, PLEASE SEE LIBERTY SATELLITE'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. LIBERTY SATELLITE DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

THIS COMMUNICATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION. NO OFFERING OF SECURITIES SHALL BE MADE EXCEPT BY MEANS OF A PROSPECTUS MEETING THE REQUIREMENTS OF SECTION 10 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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